                                                                Exhibit h(6)

                            SHAREHOLDER SERVICES PLAN

                             FOR CLASS R2 SHARES OF

                               THE MAINSTAY FUNDS
                               ------------------


     WHEREAS, The MainStay Funds, a Massachusetts business trust (the "Trust"), engages in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, shares of beneficial interest of the Trust currently are divided into a number of separate series (each individually, a "Fund," and collectively, the "Funds") as set forth in Schedule A, as amended from time to time; and

     WHEREAS, shares of each of the Funds may be issued in six classes, including "Class R2;" and

     WHEREAS, the Board of Trustees of the Trust has determined that there is a reasonable likelihood that the adoption of this Shareholder Services Plan (the "Plan") will benefit the Trust, each of the Funds, and their respective shareholders; and

     WHEREAS, on behalf of the Funds, the Trust desires to appoint New York Life Investment Management LLC ("NYLIM"), its affiliates, or independent third-party service providers to provide certain services to holders of the Class R2 Shares of the Funds under the terms and conditions described herein.

     NOW, THEREFORE, the Trust hereby adopts this Plan, on behalf of the Class R2 Shares of the Funds, subject to the following terms and conditions:

     A. Each Fund is authorized to pay NYLIM, its affiliates, or independent third-party service providers, as compensation for service activities (as defined in Paragraph D hereof) rendered to holders of the Class R2 Shares of the Fund, a shareholder service fee at the annual rate of 0.10% of the average daily net asset value of the Class R2 Shares of the Fund (the "Fee"). Such Fee shall be calculated daily and paid monthly or at such other intervals as the Board shall determine. NYLIM is authorized to pay its affiliates or independent third-party service providers for performing service activities consistent with this Plan.

     B. This Plan shall not take effect until it, together with any related agreements, have been approved by votes of a majority of both: (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Plan Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     C. This Plan shall continue in full force and effect as to a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph B hereof.

     D. NYLIM shall provide to the Board, and the Board shall review at least quarterly, a written report of the amounts expended in connection with the performance of "service activities," as defined in this Paragraph D, and the purposes for which such expenditures were made. NYLIM shall submit only information regarding amounts expended for "service activities" to the Board in support of the Fee payable hereunder.

     For purposes of the Plan, "service activities" shall include any personal services or account maintenance services, which may include but are not limited to activities in connection with the provision of personal, continuing services to investors in each Fund; transfer agent and subtransfer agent services for beneficial owners of Fund shares; receiving, aggregating and processing purchase and redemption orders; providing and maintaining retirement plan records; communicating periodically with shareholders and answering questions and handling correspondence from shareholders about their accounts; acting as the sole shareholder of record and nominee for shareholders; maintaining account records and providing beneficial owners with account statements; processing dividend payments; issuing shareholder reports and transaction confirmations; providing subaccounting services for Fund shares held beneficially; forwarding shareholder communications to beneficial owners; receiving, tabulating and transmitting proxies executed by beneficial owners; performing daily investment ("sweep") functions for shareholders; providing investment advisory services; and general account administration activities. Overhead and other expenses related to "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

     E. The amount of the Fee payable to NYLIM, its affiliates, or independent third-party service providers under Paragraph A hereof is not related directly to expenses incurred by NYLIM, its affiliates, or independent third-party service providers on behalf of a Fund in servicing holders of Class R2 Shares of the Fund. The Fee set forth in Paragraph A hereof will be paid by a Fund to NYLIM, its affiliates, or independent third-party service providers until the Plan is terminated or not renewed with respect to that Fund. If the Plan is terminated or not renewed with respect to a Fund, any expenses incurred by NYLIM, its affiliates or independent third-party service providers, on behalf of the Fund, in excess of the payments of the Fee specified in Paragraph A hereof which NYLIM, its affiliates, or independent third-party service providers has received or accrued through the termination date are the sole responsibility and liability of NYLIM, its affiliates, or independent third-party service providers, and are not obligations of the Fund.

     F. This Plan may be terminated as to any Fund at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by a vote of a majority of the outstanding voting securities of the affected class of a Fund on not more than 30 days' written notice to any other party to the Plan.

     G. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

     H. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph D hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

     I. This Plan may be amended at any time with respect to a Fund provided that any material amendment, including any amendment to increase materially the amount of the Fee provided for in Paragraph A, is invalid and unenforceable unless such amendment is approved in the manner provided for approval in Paragraph B hereof.


Adopted by the Board of Trustees of the Trust on December 8, 2003.

                                                               EXHIBIT (h)(6)(a)

                            SHAREHOLDER SERVICES PLAN

                             FOR CLASS R2 SHARES OF

                               THE MAINSTAY FUNDS

                                   SCHEDULE A

                   (Amended and Restated as of June 28, 2005)


                            CAPITAL APPRECIATION FUND

                                COMMON STOCK FUND

                                CONVERTIBLE FUND

                             DIVERSIFIED INCOME FUND

                            INTERNATIONAL EQUITY FUND

                             GLOBAL HIGH INCOME FUND

                                 GOVERNMENT FUND

                         HIGH YIELD CORPORATE BOND FUND

                              LARGE CAP GROWTH FUND

                                    MAP FUND

                               MID CAP GROWTH FUND

                               MID CAP VALUE FUND

                                MONEY MARKET FUND

                              SMALL CAP GROWTH FUND

                              SMALL CAP VALUE FUND

                               TAX FREE BOND FUND

                                TOTAL RETURN FUND

                                   VALUE FUND